SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |_| Filed by a Party other than the Registrant |X|
Check the appropriate box:
| | Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only
(as permitted by
Rule 14a-6(e)(2))
| | Definitive Proxy Statement
|X| Definitive Additional Materials
|_| Soliciting Material Pursuant to ss.240.14a-12

THE GOLDFIELD CORPORATION
(Name of Registrant as Specified In Its Charter)

eRaider.com Inc.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|X| No fee required
|_| Fee computed on table below per Exchange Act
Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

4) Proposed maximum aggregate value of
transaction:

5) Total fee paid:

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act
Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

June 3, 2001

Hello:
If you want to vote for our Goldfield slate, please sign the enclosed proxy and return it in the enclosed envelope. I have also included a stamp that you may use for this purpose or, if you elect not return the proxy, you may keep and use for any letter of your choice (subject to US postal regulations).
If you trust us completely, you can just sign and date the proxy, without further marks. But read it carefully and see if you want to direct any specific votes. We are bound to vote according to whatever instructions you give.
Even if you have sent in another proxy, you can sign this one.
Only the latest one matters. And you can revoke this one at any time up to the meeting (or by showing up at the meeting).
If you have any questions or comments please come to my web site http://www.eRaider.com, or email me at Aaron.Brown@PrivateerAM.com or call me at (646) 505-0215. If you have not received our proxy solicitation it is available at the web site or by request at the email address or telephone number above.
It is not essential, but there are a few things you can do to help us. One is to enclose the proxy card the company sent you, this helps to match up your name on the shareholder list. Failing that, please tell us how many shares you owned at the end of May 2, 2001, the account they are in (assuming that, like most people, you hold them in a street name with a broker rather than in your own name) and your social security number. If you feel uncomfortable revealing any of that, it's okay, we can match you up from the shareholder list, it just takes more time and sometimes leads to arguments with management.
Whether or not you vote with us, thank you for your attention.
Sincerely,


Aaron Brown